Calculation of Registration Fee
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
VelocityShares Daily 2x VIX Medium Term ETN Linked to the S&P 500 VIX Mid-Term Futures Index™ due December 4, 2030	$500,277.50	$58.13

Filed pursuant to Rule 424(b)(2)

Registration Statement No. 333-180300-03

December 22, 2014

Pricing Supplement Addendum No. 806 dated December 22, 2014

To the Pricing Supplement No. VLS ETN-1/A33 dated November 13, 2014,

Prospectus Supplement dated March 23, 2012

and Prospectus dated March 23, 2012

VelocityShares Daily 2x VIX Medium Term ETN Linked to the S&P 500 VIX Mid-Term Futures Index™ due December 4, 2030 ("ETNs")

Issuer:	Credit Suisse AG, acting through its Nassau Branch

CUSIP/ISIN:	22539T100/US22539T1007

NYSE Arca Ticker Symbol:	TVIZ

Aggregate Offering Price of ETNs:	$500,277.50

Public Offering Price per ETN:	$20.0111

Principal Amount of ETNs:	$25,000,000

Principal Amount per ETN:	$1,000.00

Trade Date:	December 22, 2014

Settlement Date:	December 26, 2014

Agent:	Credit Suisse Securities (USA) LLC (“CSSU”), an affiliate of the Issuer

Proceeds to Issuer:	100.00% of the Aggregate Offering Price

Agent’s Discount and Commission:	0.00%. However, CSSU is expected to charge normal commissions for the purchase of the ETNs and may receive all or a portion of the investor fee. In addition, CSSU our agent for any redemption at the investor’s option may charge investors a fee of up to 0.05% times the Closing Indicative Value of the ETN on the applicable valuation date, per ETN redeemed. For a further description of the fees and commissions payable pertaining to the ETNs please see the section entitled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying pricing supplement.

You may lose some or all of your principal if you invest in the ETNs. See “Risk Factors” beginning on page PS-27 of the accompanying pricing supplement for risks relating to an investment in the ETNs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement addendum, or the accompanying pricing supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense. The ETNs are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse